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                                                                   EXHIBIT 23(F)


[Goldman, Sachs & Co. Letterhead]



December 19, 1994

Board of Directors
University Bank & Trust Company
250 Lytton Avenue
Palo Alto, CA 94302

Re: Registration Statement on Form S-4 of Comerica Incorporated Dated December 19, 1994, including the Proxy Statement-Prospectus of Comerica Incorporated and University Bank & Trust Company

Gentlemen and Mesdames:

Attached is our opinion letter dated December 19, 1994 with respect to the fairness to the holders of the outstanding shares of Common Stock, par value $2.50 per share (the "Shares"), of University Bank & Trust Company (the "Company") of the exchange ratio, subject to adjustment pursuant to the Agreement, as defined below, of 1.7456 shares of Common Stock, par value $5.00 per Share, of Comerica Incorporated ("Comerica") to be received for each Share pursuant to the Agreement and Plan of Reorganization and Merger dated as of October 4, 1994 among the Company, Comerica Interim Incorporated, a wholly-owned subsidiary of Comerica, and Comerica.

The foregoing opinion letter is solely for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction comtemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In that regard, we hereby consent to the reference to the opinion of our firm dated December 19, 1994 under the captions "SUMMARY - The Merger - Opinion of Financial Advisor to UBT", "SUMMARY - The Merger - Conditions to the Merger; Termination", "THE MERGER - Recommendations of the Board of Directors of UBT and UBT Reasons for the Merger", "THE MERGER - Opinion of UBT's Financial Advisor" and "THE MERGER - Summary of Financial Analyses" and to the inclusion of the opinion in the Proxy Statement-Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,

/s/ GOLDMAN, SACHS & CO.

GOLDMAN, SACHS & CO.